Exhibit 99.1

IntelliCell BioSciences Receives Notice of Allowance for its US Patent for "Ultrasonic Cavitation of Adipose Tissue to Produce Stromal Vascular Fraction Regenerative Cells"

NEW YORK, Jan. 22, 2013 /PRNewswire/ -- IntelliCell BioSciences, Inc. ("Company") (SVFC) announced that on January 17, 2013 the Company received a notice of allowance regarding its U.S. Patent Application Serial No. 13/323,030 entitled "Ultrasonic Cavitation of Adipose Tissue to Produce Stromal Vascular Fraction Regenerative Cells." The allowed claims apply to IntelliCell's proprietary method for deriving blood vessel originated vascular cells from adipose (fat) tissue by use of ultrasonic cavitation. This technology is an innovative mechanical method for the separation of stromal vascular fraction without the use of enzymes. Ultrasonic cavitation is an innovative mechanical method of separating SVFCs from fat tissue. Vascular cells derived by IntelliCell's proprietary method are potentially useful in bringing the promise of regenerative medicine to many therapeutic and aesthetic procedures.

Steven Victor MD, Chairman and CEO of IntelliCell stated, "We are very excited to receive this notice of allowance from the US Patent Office.  We believe that this is a very significant milestone for the Company and for the advancement of regenerative medicine.  The fact that we can produce viable stromal vascular fraction cells, the regenerative cells of the human body, without resorting to the use of enzymes which have the potential to effect fundamental change on the cells, is a significant step forward in the potential uses of stromal vascular fraction cells for the treatment of serious disease states and conditions.  This patent and others in process will establish IntelliCell's position as a leader in the industry focused on the minimal manipulation of human tissues to be used for regenerative procedures.  We look forward to announcing additional upcoming milestones in our continuing mission to demonstrate the safety and efficacy of our cellular treatments to the scientific, medical, and consumer stakeholder communities under guidelines established by global regulators."

Added Robert Sexauer, EVP of Clinical Development at IntelliCell; "We are very pleased to announce the claim of allowances in our US patent utilizing ultrasonic sound waves, used safely medically for decades in multiple diagnostic and therapeutic purposes, to enhance our goals in Regenerative Medicine.  The IntelliSonics™ process, developed by IntelliCell, of producing minimally manipulated therapeutically active regenerative autologous (your own) cells may make very important contributions in treating a number of disease states where no cures are available today.  We look forward to working with groups of multi-disciplinary clinicians using this promising technology."

About IntelliCell BioSciences

IntelliCell BioSciences is a Regenerative Medicine company developing novel technologies that address the regenerative, curative and preventative conditions of disease states with high unmet clinical needs. The Company has several patent-pending applications including an industry unique method of obtaining autologous stromal vascular fraction cells (SVF) from the vasculature surrounding adipose tissue containing adult stem cells and a robust population of regenerative healing cells. The Company is also pioneering the development of autologous and allogeneic cells from living and non-living tissue donors for research purposes. IntelliCell is planning a series of in-human clinical studies with top tier universities for the treatment of osteoarthritis, multiple sclerosis, lower limb ischemic wounds, and gum regeneration in the oral cavity as well as medical aesthetics. The Company has developed a first in class cGTP cellular processing facility in New York City, purpose built and designed to be fully integrated into an ambulatory surgery center.

Investor Contact:

Jeff Ramson, CEO

ProActive Capital Group, LLC

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New York, NY  10022

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